Exhibit 5.1

ROBERT C. LASKOWSKI
Attorney at Law
520 SW Yamhill, Suite 600
Portland, Oregon 97204-1329
Telephone:  (503) 241-0780
Facsimile:  (503) 227-2980

 March 12, 2009

To the Board of Directors
ZAP
501 Fourth Street
Santa Rosa, CA 95401

2008 Equity Compensation Plan

Gentlemen:

We have acted as counsel for ZAP ("Company") in connection with the preparation and filing withe Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 20,000,000 shares of Company's Common Stock, par value $0.001 per share ("Shares").

 We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when  issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our office under the heading “Interests of Named Experts and Counsel” in the registration statement.

Very truly yours,

/s/ ROBERT C. LASKOWSKI